Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION
ANNOUNCES 33% INCREASE IN EARNINGS PER SHARE FOR THE FIRST
QUARTER

DALLAS, TX – April 22, 2004 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that net income for the first quarter ending March 31, 2004 increased to $8.2 million, or 20 cents per diluted share, compared to $6.1 million, or 15 cents per diluted share, for the same quarter in 2003, an increase of 33%.

As previously reported, net sales for the first quarter ending March 31, 2004 were $168.6 million, up 12.1% from $150.4 million in the corresponding period the prior year. Comparable store sales increased 1.7% for the quarter.

“We are pleased to report this significant increase in earnings on the heels of announcing our 9th consecutive quarter of comparable store gains,” said Kathleen Mason, President and Chief Executive Officer. “Merchandise availability and flow through the distribution system continues to be good, and a modest acceleration in traffic toward the end of the quarter gives us confidence in opportunities for the upcoming quarter.”

In the first quarter of 2004, Tuesday Morning refined its methodology for calculating comparable store sales gain, in light of changes to the timing of store openings during a quarter. Stores are now included in the same store calculation at the beginning of the quarter following the anniversary date of the store opening. Previously, stores were included in the same store calculation at the beginning of the quarter that contained the anniversary date of the store opening, because prior to the first quarter of 2003 stores were opened only at the beginning of the quarter. Using this refined methodology, the comparable sales gain for the first quarter of 2003 would have been 4.9% compared to the 4.5% previously reported.

Tuesday Morning Corporation management will review first quarter financial results in a teleconference call April 22, 2004 at 10:00 a.m. Eastern Time.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 594 stores in 42 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2003.

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Tuesday Morning Corporation

Consolidated Statement of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003	% Change
	unaudited
Net Sales	$168,597	$150,355	+12%
Cost of sales	102,585	93,103	+10%
Gross profit	66,012	57,252	+15%

Selling, general and administrative expenses	52,531	45,194	+16%

Operating income	13,481	12,058	+12%

Other income (expense):
Interest expense	(411)	(2,402)	-83%
Interest income	4	28	-86%
Other income (expense), net	241	219	+10%
Other income (expense)	(166)	(2,155)	-92%

Income before income taxes	13,315	9,903	+34%

Income taxes provision (benefit)	5,126	3,820	+34%

Net income	$8,189	$6,083	+35%

Earnings Per Share:
Net income per common share:
Basic	$0.20	$0.15
Diluted	$0.20	$0.15

Weighted average number of common shares:
Basic	40,980	40,273
Diluted	41,742	41,193

Consolidated Balance Sheets

(in thousands)

	March 31,		Dec 31, 2003
	2004	2003
	unaudited
Assets
Current assets:
Cash and cash equivalents	$7,096	$17,113	$23,536
Inventories	195,194	158,126	143,023
Prepaid expenses and other assets	5,355	4,453	4,948
Deferred income taxes	5,106	2,934	5,106
Total current assets	212,751	182,626	176,613

Property and Equipment, net	78,484	68,771	74,875

Other long-term assets:
Deferred financing costs	806	2,702	907
Other assets	998	841	999

Total Assets	$293,039	$254,940	$253,394

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit facility, current portion	7,000	—	—
Accounts payable	83,256	52,889	66,091
Other accrued liabilities	30,133	28,374	36,321
Income taxes payable	6,490	4,837	13,247
Total current liabilities	126,879	86,100	115,659

Long-term debt	—	69,000	—
Revolving credit facility, excl. current portion	20,000	20,000	—
Deferred taxes	5,641	4,665	5,641
Total Liabilities	152,520	179,765	121,300

Stockholders’ equity	140,519	75,175	132,094
Total Liabilities and Stockholders’ Equity	$293,039	$254,940	$253,394

Consolidated Statement of Cash Flows

(in thousands)

	Year-To-Date March 31,
	2004	2003
	unaudited
Net cash flows from operating activities:
Net income	$8,189	$6,083
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	2,670	2,207
Amortization of financing fees	101	177
Other non-cash charges	(40)	—
Net change in operating assets and liabilities	(48,459)	(35,589)

Net cash used in operating activities	(37,539)	(27,122)

Net cash flows from investing activities:
Capital expenditures	(6,279)	(3,482)
Other	—	—

Net cash used in investing activities	(6,279)	(3,482)

Net cash flows from financing activities:
Proceeds from revolving credit facility	27,000	20,000
Repayment of long-term debt	—	(4,224)
Other	378	12

Net cash provided by (used in) financing act.	27,378	15,788

Net decrease in cash and cash equivalents	(16,440)	(14,816)

Cash and cash equivalents at beginning of period	23,536	31,929

Cash and cash equivalents at end of period	$7,096	$17,113